Exhibit 3.1.2

CERTIFICATE OF CORRECTION

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

QUANTERIX CORPORATION

It is hereby certified that:

1.             The name of the corporation (hereinafter called the “Corporation”) is Quanterix Corporation.

2.             A Restated Certificate of Incorporation of the Corporation was filed on June 2, 2017 (the “Restated Certificate of Incorporation”).

3.             The Restated Certificate of Incorporation is hereby corrected.

4.             The inaccuracies to be corrected in said instrument are as follows:

Due to a scrivener’s error, Section A.6(a)(i) of Article IV of the Restated Certificate of Incorporation had language missing in the second to last sentence of Section A.6(a)(i).

The following paragraph (i) of Section A.6(a) of Article IV of the Restated Certificate of Incorporation is corrected so that paragraph (i) shall read as follows:

“(i)  Upon the written election of the holder thereof and without payment of any additional consideration, each outstanding share of Preferred Stock held by such holder shall be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (A) the Series D-1 Original Issue Price, the Series D Original Issue Price, the Series C-1 Original Issue Price, Series C Original Issue Price, Series B Original Issue Price, Series A Original Issue Price or Series A-3 Original Issue Price, as applicable, by (B) the applicable Conversion Price (as defined below) at the time in effect for such Preferred Stock (such quotient, the applicable “Conversion Rate”).  The initial “Conversion Price” per share for shares of Series D-1 Preferred Stock shall be the Series D-1 Original Issue Price, subject to adjustment as set forth in Section A.7; the initial “Conversion Price” per share for shares of Series D Preferred Stock shall be the Series D Original Issue Price, subject to adjustment as set forth in Section A.7; the initial “Conversion Price” per share for shares of Series C-1 Preferred Stock shall be the Series C-1 Original Issue Price, subject to adjustment as set forth in Section A.7; the initial “Conversion Price” per share for shares of Series C Preferred Stock shall be the Series C Original Issue Price, subject to adjustment as set forth in Section A.7; the initial “Conversion Price” per share for shares of Series B Preferred Stock shall be the Series B Original Issue Price, subject to adjustment as set forth in Section A.7; and the initial “Conversion Price” per share for shares of Series A Preferred Stock shall be the Series A Original Issue Price, subject to adjustment as set forth in Section A.7.  The initial “Conversion Price” per share for shares of Series A-3 Preferred Stock shall be the Series A-3 Original Issue Price, and such Conversion Price shall not be subject to adjustment as set forth in Section A.7(a), except as set forth in Section A.7(a)(iv) and Section A.7(a)(v).  Any election by a holder of Preferred Stock pursuant to this Section A.6(a)(i) shall be made by written notice to the Corporation, and such notice may be given at any time and from time to time after the Filing Date (as defined below) and through and including the day which is five (5) days prior to the Series D/D-1 Redemption Date, C/B Redemption Date or Series A Redemption Date, as applicable, or the closing of any transaction contemplated by Section A.4(e).”

Further due to a scrivener’s error, Section A.7(a) of Article IV of the Restated Certificate of Incorporation had language missing in the last sentence of Section A.7(a).

The following paragraph (a) of Section A.7 of Article IV of the Restated Certificate of Incorporation is corrected so that paragraph (a) shall read as follows:

“(a)  Adjustments to the Conversion Price.  Except as provided in Section A.7(b) and except in the case of an event described in Section A.7(c), if and whenever after the date this Amended and Restated Certificate of Incorporation is first filed with the Secretary of State of Delaware (the “Filing Date”) the Corporation shall issue or sell, or is, in accordance with this Section A.7(a), deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the applicable Conversion Price for the Series D-1 Preferred Stock, Series D Preferred Stock, Series C/C-1 Preferred Stock, the Series B Preferred Stock or the Series A Preferred Stock, as applicable, in effect immediately prior to such issuance or sale, then, upon such issuance or sale (or deemed issuance or sale), the applicable Conversion Price shall be reduced to the price determined by dividing (i) the sum of (A) the Common Stock Deemed Outstanding (as defined below) immediately prior to such issuance or sale (or deemed issuance or sale) multiplied by the applicable Conversion Price then in effect and (B) the consideration, if any, received by the Corporation upon such issuance or sale (or deemed issuance or sale) by (ii) the Common Stock Deemed Outstanding immediately after such issuance or sale (or deemed issuance or sale).  For the avoidance of doubt, the applicable Conversion Price for the Series A-3 Preferred Stock shall not be subject to adjustment as set forth in Section A.7(a) except as set forth in Section A.7(a)(iv) and Section A.7(a)(v).”

Executed this 1st day of December, 2017.

/s/ E. Kevin Hrusovsky
E. Kevin Hrusovsky
President